Exhibit 99.4

Message from Cheryl & Rick: Darden Acquisition

Franchisees

To Our Franchise Partners:

Moments ago, we announced that Darden Restaurants has entered into an agreement to acquire Ruth’s Chris Steak House. This is an exciting opportunity, and I am greatly optimistic about what this means for the future of our beloved brand.

I want you to know our Board of Directors unanimously approved this decision after careful consideration of what this will provide to our Team Members, our Franchise Partners, our Stockholders, and other stakeholders in the organization. Rik Jenkins and I will continue to lead this remarkable organization and ensure Ruth’s legacy, and the work you have done, lives on as we focus on the future within Darden.

I realize this is a lot to absorb, but I would like to share some of what this acquisition means for Ruth’s Chris:

This is the right next step in our journey. Being part of Darden — benefitting from their competitive advantages, infrastructure and expertise in developing and nurturing brands — will enable us to continue investing in our growth initiatives.

Darden is the right cultural fit. It has become clear in my interactions with Darden’s President and CEO, Rick Cardenas, that there is a common culture of excellence in how we lead our teams, run our restaurants and value Our People. Our shared beliefs and values will help ensure a smooth transition as we continue delivering our differentiated guest experiences.

Together, we create a strong brand for the future. We will benefit from the knowledge shared by the experienced teams at Darden, as they will from us. We will be stronger as part of the Darden family and we will make Darden a stronger company.

Please know, Rick Cardenas and I have had many conversations about our strong franchise community and the decades long contributions you have made. Post-closing, I will work directly with Darden’s franchise team to ensure the future we build together will benefit all of us.

To the extent schedules allow today, I would like to discuss this development with you personally. To that end, Doranne Hughes will be reaching out this morning to schedule a one-on-one call with me this afternoon. I will answer as many of your questions that I can, and will aim to provide you the additional answers you need as soon as I can.

Darden is a great company built on the strong legacy of their founder – Bill Darden. The leadership team at Darden respects and understands how important Ruth Fertel’s philosophy of resilience, her commitment to hospitality, community and her drive to succeed is critical to our success and our future.

I look forward to continuing to lead this extraordinary brand and work with you to grow this business and create new opportunities for our people and our franchise community to build better lives for their families – just like Ruth did.

A Message from Rick Cardenas

It is an honor to announce that Ruth’s Chris is joining the Darden team, and I share Cheryl’s enthusiasm for this exciting news. I have been a fan of Ruth’s Chris for a long time — you have built an incredibly strong, differentiated brand, with an impressive history of delivering elevated dining experiences to your loyal guests.

The greatest asset a business has is its people. I’m extremely pleased that Cheryl will continue to lead Ruth’s Chris as President, reporting directly to me, with Rik remaining in his role as Senior Vice President of Operations. I am also excited for the opportunity to get to know each of you.

Cheryl and I have spent a lot of time talking about the critical role you play in the success of Ruth’s Chris, which is why we do not want anything to change for you and your teams. You are all incredibly valuable partners, and I look forward to working with you to grow this brand and your business.

This is just the beginning of what we intend to be a very thoughtful process. We expect to close the deal by the end of June, subject to all customary closing conditions. We have an experienced team ready to manage the integration to ensure it proceeds as smoothly and quickly as possible.

I know this news may come with uncertainty, but I hope you are also excited about the future of Ruth’s Chris. You all have built a powerful brand, and I look forward to seeing Ruth’s Chris continue to grow as we bring The Sizzle to Darden.

Together, our best days are ahead!

Additional Information about the Tender Offer and Where to Find It

The tender offer (the “Offer”) described herein has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender materials that Darden Restaurants, Inc. (“Darden”) and its acquisition subsidiary (“Merger Sub”) will file with the United States Securities and Exchange Commission (the “SEC”) upon commencement of the Offer. A solicitation and offer to buy outstanding shares of Ruth’s Hospitality Group, Inc. (the “Company”) common stock will only be made pursuant to the Offer materials that Darden and Merger Sub intend to file with the SEC. At the time the Offer is commenced, Darden and Merger Sub will file a tender offer statement on Schedule TO, and the Company will file a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC with respect to the Offer.

THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF THE COMPANY SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER.

The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all investors and stockholders of the Company at no expense to them at the Investor Relations section of Darden’s website at www.darden.com and under the “SEC Filings” section of the Company’s website at www.rhgi.com/investors, and (once they become available) will be mailed to the stockholders of the Company free of charge. The information contained in, or that can be accessed through, Darden’s website or the Company’s website is not a part of, or incorporated by reference in, this document. The Offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Darden and the Company file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Darden or the Company with the SEC for free on the SEC’s website at www.sec.gov, or at the Investor Relations section of Darden’s website at www.darden.com and under the “SEC Filings” section of the Company’s website at www.rhgi.com/investors.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the acquisition of the Company by Darden and any statements relating to the Company’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions, estimates and projections concerning future events and do not constitute guarantees of future performance. These statements are subject to risks, uncertainties, changes in circumstances, assumptions and other important factors, many of which are outside management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Such forward-looking statements include those relating to the ability to complete, and the timing of completion of, the transactions contemplated by the Merger Agreement, including the parties’ ability to satisfy the conditions to the consummation of the Offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. Actual results may differ materially from current expectations because of numerous risks and uncertainties including, among others: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) uncertainty surrounding the number of shares of the Company’s common stock that will be tendered in the Offer; (iii) the risk of legal proceedings that may be or have been instituted related to the Merger Agreement, which may result in significant costs of defense, indemnification and liability; (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the possibility that any or all of the various conditions to the consummation of the Offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Offer or the merger; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (vii) the effects of disruption from the transactions on the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; (viii) Darden’s ability to realize the synergies contemplated by the proposed transaction and integrate the business of the Company; (ix) reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; (x) changes in economic conditions, including inflation, increasing interest rates, higher unemployment, slowing growth or recession; (xi) reductions in consumer discretionary income and general competition in the restaurant industry; (xii) the effect of shortages or increases in labor costs, state or local government regulations related to the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; (xiii) risks in the markets where the Company’s restaurants are located; and (xiv) the inability to successfully integrate franchisee acquisitions into the Company’s business operations, economic, regulatory and other limitations on the Company’s ability to pursue new restaurant openings and other organic growth opportunities. The risks and uncertainties may be impacted by the COVID-19 pandemic (including supply chain constraints, labor shortages and inflationary pressure). The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in Darden’s and the Company’s respective public filings with the SEC from time to time, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Darden’s and the Company’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Darden and Merger Sub expressly disclaim any intent or obligation to update or revise publicly these forward-looking information or statements.